                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
[ ] Definitive Proxy Statement         Commission Only (as permitted by Rule
[X] Definitive Additional Materials        14a-6(e)(2))
[ ] Soliciting Material Pursuant to
    sec. 240.14a-11(c) or sec.
    240.14a-12

                           ICN PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] Fee not required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or
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     (1) Amount Previously Paid:

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     (3) Filing Party:

     (4) Date Filed:

This is ICN...
Innovation & Growth.



Compounded Growth 29%

5 Years of Record Revenues


                    1995       1996       1997       1998       1999
                    ----       ----       ----       ----       ----
(1,3)REVENUES       273M       347M       527M       698M       747M

Compounded Growth 44%

4 Years of Record
Operating Income


                            1995      1996      1997      1998          1999
                            ----      ----      ----      -------       ----
(1,3)OPERATING INCOME       47M       43M       64M       121M(2)       199M


                   1995        1996        1997        1998        1999
                   -----       -----       -----       -----       -----
(3)DIVIDENDS       $0.19       $0.20       $0.21       $0.24       $0.28


(1) Excludes Yugoslavia.

(2) Excludes Eastern European charges, including losses incurred in Yugoslavia in the second quarter of 1998, losses incurred in the third quarter of 1998, related to the Russian economic crisis, and the write-off of ICN Yugoslavia.

(3) Charts not to scale.

(4) Cumulative return based on the stock price as of close of business 10/20/00 excluding dividend reinvestment.

Vision = Results

Financial Results:
ICN's compounded five-year
growth is our success:

        *    Revenues 29%;

        *    Operating income 44%

Shareholder Value Results:

Strong Stock Performance...(4)

YTD        1 Yr        5 Yr        10 Yr
---        ----        ----        ----
59%        100%        192%       1206%


ICN delivered to shareholders.

ICN Pharmaceuticals, Inc.
3300 Hyland Avenue | Costa Mesa, CA 92626
TEL: 800-548-5100 x2403 | WEB: icnpharm.com

                     [MEDICAL DATA INTERNATIONAL LETTERHEAD]


NON-ABLATIVE LASER TECHNOLOGY FOR WRINKLE REMOVAL APPROVED IN U.S.

DATE:
Thursday, September 07, 2000

COMPANIES:
ICN Pharmaceuticals Inc.

CATEGORY:
Devices

Staff reports

A new laser is being delivered to the U.S. market, which may give Americans another weapon in the wrinkle wars.

ICN PHARMACEUTICALS INC. (Costa Mesa, CA) said Wednesday that it has received approval to market laser technology that safely removes wrinkles without damaging the skin's surface. The patented technology was developed by ICN Photonics Ltd. (Wales, United Kingdom), a recently acquired subsidiary.

Biochemical and clinical studies have shown that the NLite laser can significantly increase natural collagen production rate, thereby improving skin tone and reducing wrinkles, without the side effects of traditional laser therapy, according to Peter Bjerring of the University Hospital Aarhus, Denmark, a dermatologist who has conducted research on the technology.

With the non-ablative technology, the skin surface is left completely intact, Marc Clement, co-inventor of the technology, told Medical Industry Today. In the United States, the laser is approved for removing wrinkles around the eye area.

"The laser technology works by initiating the natural inflammatory response of the skin, which leads to enhanced collagen production and hence reduction in appearance of wrinkles," added Clement, ICN Photonics founder and board chairman.

A yellow wavelength is used for the process. "We choose the pulse duration very carefully to target specifically the small blood vessels, and we select the energy to ensure that we do not damage any structures or induce any pigmentary changes in the skin," Clement said.

"For many years, CO2 lasers have been used to reduce wrinkles in patients," he added. "And that approach is fairly aggressive, because it removes the surface of the skin. We felt the same effect could be achieved by not removing the surface of the skin, but by going through the surface and initiating the same effect."

Clement said that he and the other co-inventor, Mike Kiernan, developed the theory and modeled it on a computer. "The results indicated that we may be on to something, so we then decided to test it biochemically," Clement said.

Bjerring conducted experiments to measure the increase in rate of collagen production.

"When he did these experiments, we were astonished to find that the rate is increased dramatically by the treatment," Clement says. "Having the encouragement of good biochemical results, we decided to undertake clinical testing with patients."

The studies examined people of various of ages and skin types. The research included both smokers and nonsmokers, Clement noted.

The patients were assessed at various intervals--one day, one week, one month, 90 days, and 180 days. "At each of those periods, the first thing we discovered is that there is no pain and no adverse skin reactions at all," he said.

"And we discovered there was a visible improvement in wrinkle appearance 30 days after treatment, which continued to improve up to 90 days after the treatment." After the 90-day period, the improvement was maintained, he said.

The wrinkles were measured on a 9-point scale of severity, with 1 indicating the mildest wrinkle and 9 the most severe wrinkle. In a blinded evaluation, investigators concluded that in a range of patients the average improvement was 1.8--with only one treatment, according to Clement.

The treatment generally takes about two to three minutes for the eye area, and about 15 to 20 minutes for the whole face. The approach does not require anesthesia or postoperative skin care, he said.

After the procedure, the patient can wear makeup and return to work right away. Generally, there is visible improvement in wrinkles and in the general quality of the skin 30 days after the treatment, according to Clement.

"That improvement continues generally until 90 days, at which point, the patient may be satisfied or may elect to have further treatment," he said.

The new laser may help overcome limitations of CO2 technology.

"We have set a goal of getting as good a result as CO2 (lasers), but without any of the horrendous side effects of CO2," Clement said.

With the CO2 technology, people generally don't return to social activities until the burn is healed, which can take two to six weeks, he said. Patients also may experience adverse reactions, such as infection or permanent pigmentary changes. The CO2 procedure also involves general anesthesia and expensive postoperative care, Clement noted.

"We have not as yet recorded any adverse side effects with the NLite," he added.

With the non-ablative technology, dermatologists in Europe generally charge several thousand dollars per treatment, Clement said. He believes the price will be lower in the United States than in Europe, although he doesn't know exactly how much treatments will cost in the U.S.

He added that the new technology will be "significantly less expensive than CO2" in Europe and the United States.

Clement said that there are no other approved non-ablative lasers for wrinkle reduction, to the best of his knowledge. He also noted that microdermabrasion doesn't penetrate the skin at all and only addresses the surface quality. He believes that the NLite technology and microdermabrasion are "compatible, but not competing."

The non-ablative laser technology also has a number of other applications, such as improving the appearance of scars, according to Clement. In Europe, the technology has broad approval, which includes use for wrinkles on the whole face and on the neck, as well as for acne and acne scars, pock marks, burns, and stretch marks.

Eventually, expanded approval for the technology will be sought in the United States, Clement noted.

ICN manufactures, markets and distributes a broad range of prescription and nonprescription pharmaceuticals.

Copyright (C) 2000 Medical Data International, Inc. All rights reserved. Complimentary subscriptions to Medical Industry Today are available at www.medicaldata.com/mit.

THE NAME OF THE PRODUCT NLITE, MENTIONED IN THE ABOVE ARTICLE, IS BEING CHANGED TO ICNLITE.

                          [LOS ANGELES TIMES BANNERLINE
                             ORANGE COUNTY EDITION]

                          Wednesday, November 1, 2000


                    RIBAVIRIN THERAPY SHOWS PROMISE IN TESTS

PHARMACEUTICALS: Schering-Plough says combining the ICN drug with one of its own reduces hepatitis C.

--------------------------------------------------------------------------------

From Bloomberg News

     SCHERING-PLOUGH Corp.'s experimental hepatitis drug, Peg-Intron, is more effective than the standard treatment for chronic hepatitis C when the drug is combined with ICN PHARMACEUTICALS Inc.'s ribavirin, a study said.

     Combining Peg-Intron with ribavirin reduced the virus to undetectable levels in 54% of patients, according to the study presented Tuesday. About 47% of patients on the standard treatment of Intron A and ribavirin, sold by Schering-Plough as Rebetron, had undetectable levels of the virus.

     Schering-Plough, which is based in Madison, N.J., is in a race against Switzerland's ROCHE HOLDING to market new hepatitis drugs. Both Roche's Pegasys and Peg-Intron are improved versions of interferon, the standard treatment.

     The combination of Peg-Intron and Costa Mesa-based ICN's ribavirin "is a great improvement and an exciting step forward" in treating the disease, said John McHutchison, one of the study's authors and medical director of liver transplantation at Scripps Clinic in La Jolla.

     Ribavirin is available only in combination with Schering-Plough's Intron
A. Schering-Plough applied for Food and Drug Administration approval of Peg-Intron in January, and is likely to apply for FDA approval early next year to package it with ribavirin, the company said. Roche applied for FDA approval of Pegasys in May.

     Schering-Plough's Intron A is the world's best-selling hepatitis drug.

     Hepatitis C, a virus that can lead to cirrhosis and liver cancer, affects about 4 million people in the U.S. The virus is contracted mainly through infected blood and contaminated needles and is the leading cause of U.S. liver failures that require transplants.

     Over 18 months, the Schering-Plough study looked at 1,529 patients with chronic hepatitis C, divided in three groups. One group received a standard combination of interferon and ribavirin, a second group received a low dose of Peg-Intron plus ribavirin and the third group received a higher dose of Peg-Intron plus ribavirin.

     The group on the lower dose of Peg-Intron had about the same results as those receiving the standard treatment.

     The third group had significantly better response rates. The virus was reduced to undetectable levels in 42% of patients with type I hepatitis C, the most widespread and difficult to treat type, compared with 33% of patients taking Intron A and ribavirin, the study said.

     Peg-Intron and Pegasys were both designed to improve on standard Intron therapy. Both companies are expected to use studies such as the one presented Tuesday to try to persuade doctors to switch to the newer medications, if they are approved.

     "There's a huge marketing war going on. I think the two are going to be equivalent," said McHutchison, who has also done research on Pegasys. "The issue is not going to be how effective they are by themselves, but how effective they are together with ribavirin."

                                   [ICN LOGO]

                           ICN Pharmaceuticals, Inc.
          3rd Quarter Report for the Period Ending September 30, 2000




                              [PHOTO OF SCULPTURE]




                      Research & Innovation in Healthcare

ICN PHARMACEUTICALS, INC.
DEAR SHAREHOLDER:
--------------------------------------------------------------------------------

I am pleased to report to you on the best third quarter in our company's history: record revenues, record net income, record operating income, and record earnings per share. I believe the antiviral ribavirin's contribution to these results establishes ICN as a biotechnology-based company whose prospects look good:

1. Ribavirin is the fifth largest drug in the biotech industry in dollar sales.

2. Positive Phase III data were reported on the combination of Rebetol(R) (ICN's ribavirin) and Schering-Plough's new PEG-INTRON.

3.   Levovirin(TM) is in the pre-clinical testing stage.

4. A strategic agreement with Schering-Plough, relating to the licensing of new ICN drugs for the treatment of hepatitis C, has been signed.

5.   The ICN Board is proceeding with the restructuring.

6. The Right Honorable Kim Campbell, former Prime Minister of Canada, has joined the ICN Board.

7.   Record numbers speak for themselves. During this quarter:

     - Revenues increased 14 percent to a record $207 million from $182 million in last year's third quarter.

     - Net income rose 15 percent to a record $37 million from $32 million in last year's third quarter.

     - Operating income advanced to a record $64 million from $57 million last year, an increase of 13 percent.

     - Earnings were a record $0.45 per diluted share versus $0.39 cents per diluted share in the third quarter of last year.

RECORD NINE MONTHS

For the first nine months of 2000, the company reported record net income of $95 million or a record $1.16 per diluted share, an 18 percent increase compared to net income of $80 million or $0.98 per diluted share for the same period in 1999. Revenues for the first nine months of 2000 were a record $591 million, an 11 percent increase over revenues of $535 million for the same period a year ago. Operating income in the first nine months of 2000 was a record $165 million, a 17 percent increase over operating income of $140 million in 1999. Nine month financials exclude the results of ICN Yugoslavia.

The increases in selling, general and administrative expenses in the third quarter and the first nine months of 2000 were due to higher selling and advertising expenses, which were partially offset by a decline in general and administrative expense.

RIBAVIRIN/HEPATITIS C

The success of ribavirin, discovered and developed in ICN laboratories, has contributed greatly to third quarter and nine-month results 2000. Sales of ribavirin surpassed $1 billion and public awareness about the virus continues to proliferate. We will continue to increase investment in our corporate research and development spending in keeping with our long-term objectives of completing our product pipeline and developing new products.

     Royalties from Schering-Plough Corporation totaled a record $49 million in the third quarter 2000, an increase of 46 percent from $33 million a year ago. For the first nine months, royalty revenue totaled a record $125 million, up 65 percent over the $76 million reported last year. The increase is a result of heightened worldwide demand for the combination therapy. Schering-Plough Corporation markets ICN's ribavirin with its Intron(R) A in the U.S. as Rebetron(TM) and in Europe as Rebetol(R) to treat chronic hepatitis C. It is estimated that approximately two percent of the world population is currently infected with the hepatitis C virus.

     In November, ICN announced a long-term strategic agreement relating to the licensing of drugs for the treatment of hepatitis C and other indications. ICN and Schering-Plough have an excellent and mutually rewarding business relationship that will now continue well into the future and build upon our already successful relationship in the battle against hepatitis C and other diseases.

NORTH AMERICA

     North American third quarter sales were $35 million, compared to $47 million in 1999. Operating income was $11 million compared to $19 million last year. Lower overall sales resulted from supply problems in certain product lines. During the third quarter 2000, the company launched an addition to its dermatological line, Glyquin(R), to treat hyperpigmentation, which partially offset the supply problems. Glyquin(R) is a combination of hydroquinone 4 percent and glycolic acid in prescription bleach that does not contain the known allergy producer sodium metabisulfite.

     In September, ICN received clearance from the U.S. Food and Drug Administration (FDA) to market ICNLite, a laser technology to safely remove wrinkles without damaging the skin surface. The device is fully approved in Europe and was launched at the Royal College of Physicians, London, earlier this year. The laser technology is being launched nationwide in the U.S. in the fourth quarter to dermatologists and plastic surgeons through the laser sales, marketing and distribution system of Medical Alliance, Inc., with which ICN signed a definitive purchase agreement in the third quarter.

LATIN AMERICA

     In Latin America, strong third quarter performance set new records. Sales were a record $33 million, up 34 percent compared to $24 million in 1999. Operating income was a record $12 million compared to $9 million last year. Latin American operations benefited from the introduction of a number of new products during the quarter.

     A new line of dermatological products, Microskin(TM) was introduced in Mexico during the third quarter. This dermatological product line uses a microsponge concept to encapsulate active ingredients that will remain in the skin for a soft long-lasting effect. With this system, a complete range of active ingredients can be encapsulated and a wide variety of therapeutic effects can be reached. The first two products in the Microskin(TM) line to be introduced are MicroVITA(TM) Retinol, indicated for the treatment of photodamaged skin, and MicroKA(TM), a combination of Retinol and vitamin K for the treatment of under-eye circles, bruises and spider veins.

     In addition, Oti Eni(TM) ear drops were launched and introduced in the pediatric field. This is an extension of our Eni(TM) product line which is based on ciprofloxacine, a quinolone antimicrobial agent. Already on the market in Spain, Oseum 200(TM) calcitonin nasal spray for the treatment of osteoporosis was introduced in Mexico.

WESTERN EUROPE

     Western European third quarter sales were a third-quarter record of $49 million, up 5 percent compared to $47 million in 1999. In Euros and other local currencies, Western European sales increased 17 percent. Operating income was $7 million, the same as last year.

     Western European results benefited from a strong performance from the company's subsidiary in Spain through increased sales of the anti-ulcerant Nuclosina(R) (omeprazole). The region began integrating the previously announced acquisition of Swiss-based Solco in the quarter. The UK also delivered improved results on strong sales of Mestinon(R), the myasthenia gravis drug, and Efudix(R), a treatment for precancerous skin conditions.

EASTERN EUROPE

     Eastern European third quarter sales increased to $25 million, up 32 percent compared to $19 million in 1999. The region reported an operating loss of less than $1 million compared to operating income of $3 million last year. The third quarter 2000 operating results reflect increased investments in marketing and advertising to build brand recognition in both the wholesale and retail businesses.

     Sales in Russia benefited from an increase of the sales force by 150 to 400, which ICN believes is the largest pharmaceutical sales force in Russia, and the company's retail pharmacy chain, which operated profitably in the quarter. Same store sales in Moscow increased over the same period last year. In addition, sales benefited from the initiation of a bus and billboard campaign.

ASIA, AFRICA AND AUSTRALIA

     Revenues in the AAA region were a record high at $16 million, a 49 percent increase from last year's $11 million. The region benefited from increased sales of Ancobon(R), an antifungal, and Dalmane(R), a sedative, and the acquisition of Solco in Basel, Switzerland.

     Operating income was $1 million compared to $3 million last year. The operating results were affected by the ongoing effort to build up ICN's own marketing, sales and distribution infrastructure in the region. As part of this build-up, the company established new pharmaceutical subsidiaries in Australia and the Philippines, and reached an agreement in principle to establish a joint venture with Glenmark Pharmaceuticals of India, a dermatological company in Bombay.

RESEARCH & DEVELOPMENT

     The company continued to accelerate its corporate research and development efforts in the quarter to strengthen ICN's presence in the competitive biotechnology industry.

     At the Costa Mesa facility, Phase I research facilities, including Biology, Pharmacology, and Biosafety Level II laboratories, were completed in September. More than $4 million of new equipment was installed. ICN's drug discovery effort on novel antiviral and anticancer compounds was enhanced.

     Our pipeline drugs are also making headway. A Phase III study for Tiazole(TM) in the treatment of CML blast crisis (chronic myelogenous leukemia) was initiated in September. Also in September, a Phase IB for Adenazole(TM) in the treatment of colon cancer was initiated. ICN plans to file an Investigational New Drug application with the U.S. Food and Drug Administration this year or early next year for Levovirin(TM), an immunomodulatory nucleoside analogue.

On October 31, 2000, Schering-Plough Corporation reported Phase III data of PEG-INTRON plus Rebetol(R) results at the American Association for the Study of Liver Diseases meeting. ICN also presented pre-clinical data on Levovirin(TM), an ICN-developed potential successor to ribavirin.

RESTRUCTURING

With these positive operational results in the third quarter and nine-month period as a supportive backdrop, ICN's focus is on the implementation of the restructuring plan.

The restructuring plan, initiated by ICN management and developed in consultation with investment banker, UBS Warburg, is intended to maximize shareholder value. On October 17, 2000, ICN announced a restructuring plan to divide ICN into three separate publicly traded companies: Ribapharm, ICN International and ICN Americas. Each company will be distinct from the other and will have separate management teams and Boards of Directors. Initially, ICN will sell approximately 20 percent of Ribapharm and subsequently distribute the remaining 80 percent to its shareholders, pending tax, regulatory and other considerations. Similarly, ICN International's initial public offering will total approximately 20 percent with the remaining 80 percent distributed to the shareholders. The company's public senior debt will be repaid or refinanced.

OTHER HIGHLIGHTS

In November, The Right Honorable Kim Campbell, former Prime Minister of
Canada, was elected to the Board. With the death of Nobel laureate, Dr. Michael Smith, ICN's Board of Directors is currently comprised of 13 members.

With the fall of Milosevic in Yugoslavia and current negotiations with the Kostunica government, ICN expects to regain ownership of the Yugoslavian facility. The plant, which was illegally seized by the Milosevic regime in February of 1999, was placed under the control of a committee which includes ICN management, following Milosevic's ouster late in October. The company is awaiting an official court order for the official transfer of ownership back to ICN.

ICN's performance in the third quarter demonstrates the company's strong management and operational strategies. As we continue to add quality products to our worldwide portfolio, focus on increased sales of existing products continues. We continue to strengthen our worldwide pharmaceutical sales and marketing and distribution network for long-term growth and profitability.

Through the upcoming transition, ICN will remain focused on profitability with sights set on the ultimate goal of maximizing shareholder value in the marketplace.

Sincerely,

/s/ MILAN PANIC
Milan Panic
Chairman and Chief Executive Officer

ICN PHARMACEUTICALS, INC.
Consolidated Condensed Statements of Income for the Third Quarter and Nine Months Ended
September 30, 2000 and 1999 (unaudited)

                                                       QUARTER ENDED             NINE MONTHS ENDED
                                                       SEPTEMBER 30,               SEPTEMBER 30,
IN THOUSANDS, EXCEPT PER SHARE DATA                 2000           1999         2000           1999
-------------------------------------------------------------------------------------------------------
Revenues                                            $207,342       $181,652     $591,115       $534,887
Cost of product sales                                 64,230         54,133      185,931        186,178
Selling, general and administrative expenses          66,164         60,855      205,029        178,479
Research and development costs                         5,711          2,613       12,564          7,875
Amortization of goodwill and intangibles               7,453          7,390       22,863         21,910
                                                    --------       --------     --------       --------
  Income from operations                              63,784         56,661      164,728        140,445
Translation and exchange losses, net                     491             54        4,547          8,114
Interest, net                                         12,098         12,754       36,921         34,734
                                                    --------       --------     --------       --------
  Income before provision for income taxes
    and minority interest                             51,195         43,853      123,260         97,597
Provision for income taxes                            15,045         12,469       29,587         24,369
Minority interest                                       (459)          (426)      (1,428)        (7,046)
                                                    --------       --------     --------       --------
  Net income                                        $ 36,609       $ 31,810     $ 95,101       $ 80,274
                                                    ========       ========     ========       ========
Diluted earnings per common share                   $   0.45       $   0.39     $   1.16       $   0.98
Shares used in per share computation                  82,099         82,288       81,883         82,055

Consolidated Condensed Balance Sheets (unaudited)

IN THOUSANDS                                 SEPTEMBER 30, 2000            DECEMBER 31, 1999
--------------------------------------------------------------------------------------------
Assets
Cash                                         $  227,958                    $  177,577
Other current assets                            423,053                       387,153
                                             ----------                    ----------
Total current assets                            651,011                       564,730
Fixed assets, intangibles and other, net        906,447                       907,531
                                             ----------                    ----------
                                             $1,557,458                    $1,472,261
                                             ==========                    ==========
Liabilities and Stockholders' Equity
Current liabilities                          $  157,659                    $  140,622
Long-term debt, less current portion            593,600                       596,961
Deferred income and other liabilities            38,244                        28,628
Minority interest                                19,024                        22,478
Stockholders' equity                            748,931                       683,572
                                             ----------                    ----------
                                             $1,557,458                    $1,472,261
                                             ==========                    ==========

THE 'SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This document contain forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income, return on invested assets, regulatory approval processes and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.